Exhibit 15.1

April 15, 2020

Canaan Inc.

30/F, Dicara Silver Tower

29 Jiefang East Road

Jianggan District, Hangzhou, 310016

People’s Republic of China Attention: The Board of Directors

Dear Sirs or Madam,

Re: Canaan Inc. (the “Company”)

We, Commerce & Finance Law Offices, consent to the reference to our firm under the captions of “Item 3.D — Risk Factors” and “Item 4.B — Business Overview —Regulatory Matters” in Canaan Inc.’s annual report on Form 20-F for the year ended December 31, 2019, which will be filed with the Securities and Exchange Commission in the month of April 2020.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Commerce & Finance Law Offices